                                                                EXECUTION COPY















                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              EMCORE CORPORATION

                                      AND

                         EMKR ACQUISITION CORPORATION

                                      AND

                          MICROOPTICAL DEVICES, INC.

                                      AND

                        THE PRINCIPAL MODE STOCKHOLDERS


                               DECEMBER 5, 1997



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                               TABLE OF CONTENTS


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
ARTICLE I

THE MERGER......................................................................................................  1
                  1.1      The Merger...........................................................................  1
                  1.2      The Closing..........................................................................  2
                  1.3      Actions at the Closing...............................................................  2
                  1.4      Additional Action....................................................................  2
                  1.5      Conversion of Shares.................................................................  3
                  1.6      Exchange of Shares...................................................................  3
                  1.7      Escrow...............................................................................  4
                  1.8      Certificate of Incorporation.........................................................  4
                  1.9      By-Laws..............................................................................  4
                  1.10     Directors and Officers...............................................................  4
                  1.11     No Further Rights....................................................................  4
                  1.12     Closing of Transfer Books............................................................  4
                  1.13     Treatment of Options.................................................................  4

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MODE..........................................................................  6
                  2.1      Organization, Qualification, Corporate Power and Authority...........................  6
                  2.2      Capitalization.......................................................................  6
                  2.3      Noncontravention.....................................................................  7
                  2.4      Subsidiaries.........................................................................  8
                  2.5      Financial Statements.................................................................  8
                  2.6      Absence of Certain Changes...........................................................  8
                  2.7      Undisclosed Liabilities..............................................................  8
                  2.8      Taxes................................................................................  8
                  2.9      Assets............................................................................... 10
                  2.10     Owned Real Property.................................................................. 10
                  2.11     Intellectual Property................................................................ 10
                  2.12     Real Property Leases................................................................. 12
                  2.13     Contracts............................................................................ 13
                  2.14     Accounts Receivable; Customer Contracts in Progress.................................. 15
                  2.15     Powers of Attorney................................................................... 15
                  2.16     Insurance............................................................................ 15
                  2.17     Litigation........................................................................... 16
                  2.18     Product and Service Warranties....................................................... 16
                  2.19     Employees and Subcontractors......................................................... 16

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                  2.20     Employee Benefits.................................................................... 17
                  2.21     Legal Compliance..................................................................... 19
                  2.22     Permits.............................................................................. 19
                  2.23     Certain Business Relationships with Affiliates....................................... 19
                  2.24     Books and Records.................................................................... 19
                  2.25     Customers and Suppliers.............................................................. 19
                  2.26     Prepayments, Prebilled Invoices and Deposits......................................... 20
                  2.27     Banking Facilities................................................................... 20
                  2.28     Inventories.......................................................................... 20
                  2.29     Products............................................................................. 21
                  2.30     Environmental Compliance............................................................. 21
                  2.31     Brokers' Fees........................................................................ 22
                  2.32     MODE and MODE Stockholder Action..................................................... 22
                  2.33     Affiliates........................................................................... 22
                  2.34     Tax Matters.......................................................................... 22
                  2.35     Disclosure........................................................................... 23

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL MODE STOCKHOLDERS.............................................................................. 23
                  3.1      Authority............................................................................ 23
                  3.2      Investment Representations........................................................... 24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EMCORE
AND ACQUISITION SUBSIDIARY ..................................................................................... 25
                  4.1      Organization......................................................................... 25
                  4.2      Capitalization....................................................................... 25
                  4.3      Authorization of Transaction......................................................... 26
                  4.4      Noncontravention..................................................................... 26
                  4.5      Brokers' Fees........................................................................ 26
                  4.6      SEC Filings.......................................................................... 27
                  4.7      Intellectual Property................................................................ 27
                  4.8      Litigation........................................................................... 28
                  4.9      Legal Compliance..................................................................... 28
                  4.10     Absence of Certain Changes........................................................... 28
                  4.11     Tax Matters.......................................................................... 28
                  4.12     Environmental Compliance............................................................. 29
                  4.13     Disclosure........................................................................... 30




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ARTICLE V

COVENANTS....................................................................................................... 30
                  5.1      Conduct of Business.................................................................. 30
                  5.2      Absence of Material Changes.......................................................... 30
                  5.3      Delivery of Interim Financial S ..................................................... 32
                  5.4      Communications with Customers and Suppliers.......................................... 32
                  5.5      Compliance with Laws................................................................. 32
                  5.6      Continued Truth of Representations and Warranties of MODE and
                           Principal MODE Stockholders.......................................................... 32
                  5.7      Continued Truth of Representations and Warranties of Emcore.......................... 32
                  5.8      Continuing Obligation to Inform...................................................... 32
                  5.9      Exclusive Dealing.................................................................... 33
                  5.10     Reports, Taxes....................................................................... 33
                  5.11     Best Efforts to Obtain Satisfaction of Conditions.................................... 33
                  5.12     Full Access.......................................................................... 33
                  5.13     Customers and Suppliers.............................................................. 33
                  5.14     Reorganization under Section 368(a).................................................. 33
                  5.15     Retained Employees and Noncompetition and/or Nondisclosure
                           Agreements........................................................................... 34
                  5.16     Listing of Merger Shares............................................................. 34
                  5.17     Indemnification...................................................................... 34

ARTICLE VI

CONDITIONS TO CLOSING........................................................................................... 35
                  6.1      Conditions to Obligations of Emcore and Acquisition Subsidiary....................... 35
                  6.2      Conditions to Obligations of MODE and Principal MODE Stockholders.................... 37

ARTICLE VII

INDEMNIFICATION................................................................................................. 39
                  7.1      Indemnification...................................................................... 39
                  7.2      Method of Asserting Claims........................................................... 39
                  7.3      Survival and Limitations............................................................. 40

ARTICLE VIII

TERMINATION..................................................................................................... 42
                  8.1      Termination of Agreement............................................................. 42
                  8.2      Effect of Termination................................................................ 43




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ARTICLE IX

DEFINITIONS..................................................................................................... 43

ARTICLE X

GENERAL PROVISIONS.............................................................................................. 46
                  10.1     Press Releases and Announcements..................................................... 46
                  10.2     No Third-Party Beneficiaries......................................................... 46
                  10.3     Entire Agreement..................................................................... 46
                  10.4     Succession and Assignment............................................................ 46
                  10.5     Counterparts......................................................................... 46
                  10.6     Headings............................................................................. 46
                  10.7     Notices.............................................................................. 46
                  10.8     Governing Law........................................................................ 47
                  10.9     Amendments and Waivers............................................................... 48
                  10.10    Severability......................................................................... 48
                  10.11    Expenses............................................................................. 48
                  10.12    Specific Performance................................................................. 48
                  10.13    Construction......................................................................... 48
                  10.14    Incorporation of Exhibits and Schedules.............................................. 48


SCHEDULES AND EXHIBITS

Schedule I                 The Principal Mode Stockholders
Schedule II                Merger Shares
Schedule III               List of MODE Employees
Schedule IV List of MODE Employees who signed noncompetition and/or confidential information and inventions agreements

Exhibit A                  Escrow Agreement
Exhibit B                  Certificate of Incorporation of Surviving Corporation
Exhibit C                  Form of Assumption Agreement
Exhibit D                  Form of Noncompetition and Nondisclosure Agreement
Exhibit E                  Form of Employment Agreement
Exhibit F                  Opinion of Counsel to the Company
Exhibit G                  Investment Representation Letter
Exhibit H                  Termination Acknowledgement
Exhibit I                  Opinion of Counsel to the Buyer
Exhibit J                  Registration Rights Agreement

Disclosure Schedule
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                         AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of December 5, 1997 (the "Agreement Date") by and among Emcore Corporation, a New Jersey corporation ("Emcore"), EMKR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Emcore ("Acquisition Subsidiary"), MicroOptical Devices, Inc., a Delaware corporation ("MODE"), and the stockholders of MODE identified on Schedule I hereto (collectively, the "Principal MODE Stockholders"). Emcore, Acquisition Subsidiary, MODE and the Principal MODE Stockholders are referred to collectively herein as the "Parties."

                             Preliminary Statement

         1. Subject to the terms and conditions of this Agreement, Acquisition Subsidiary will merge with and into MODE, in a transaction that will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (as defined below), pursuant to which MODE will become a wholly-owned subsidiary of Emcore and the MODE Stockholders will receive shares of common stock of Emcore ("Emcore Common Stock") as hereinafter set forth.

         2. The Board of Directors of MODE has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interest of, MODE and its stockholders (the "MODE Stockholders") and has approved and adopted this Agreement and the transactions contemplated hereby.

         3. The Board of Directors of Emcore has determined that the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement are consistent with and in furtherance of the long-term business strategy of Emcore and is fair to and in the best interests of Emcore and its shareholders and has approved and adopted this Agreement and the transactions contemplated hereby.

         4. The MODE Stockholders have approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   ARTICLE I

                                  THE MERGER

         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement and pursuant to Section 251 of the Delaware General Corporation Law (the "Delaware

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Law"), Acquisition Subsidiary shall merge with and into MODE (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and MODE shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which Acquisition Subsidiary and MODE file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware Law (the "Certificate of Merger") with the Secretary of the State of Delaware, or at such later time as specified in the Certificate of Merger.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, New York, New York 10021, commencing at 10:00 a.m. local time on December 5, 1997, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

         1.3      Actions at the Closing. At the Closing:

                  (a) MODE shall deliver to Emcore the various certificates, instruments and documents referred to in Section 6.1 below;

                  (b) Emcore and Acquisition Subsidiary shall deliver to MODE the various certificates, instruments and documents referred to in
Section 6.2 below;

                  (c) Acquisition Subsidiary and MODE shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

                  (d) MODE shall deliver to Emcore for cancellation certificates (the "Certificates") evidencing all of the issued and outstanding shares of capital stock of MODE (the "MODE Shares"), including any MODE shares subject to an escrow or pledge arrangement, duly endorsed in blank or with stock powers duly executed in blank by each such MODE Stockholder; and

                  (e) the MODE Principal Stockholders and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and Emcore shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined in Section 1.5 below) being placed in escrow on the Closing Date pursuant to Section 1.7 below.

         1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either MODE or the Acquisition Subsidiary, in order to consummate the transactions contemplated by this Agreement.

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         1.5      Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party:

                  (a) Each issued and outstanding share of MODE Common Stock (as defined in Section 2.2) shall be automatically converted into the right to receive such number of shares of Emcore Common Stock determined by multiplying such share of MODE Common Stock by the Conversion Ratio. For purposes hereof, the "Conversion Ratio" shall be the number obtained by dividing (i) 1,547,189 by (ii) the sum of (A) the outstanding shares of MODE Common Stock immediately prior to the Effective Time, (B) the number of shares of MODE Common Stock into which the MODE Preferred Stock (as defined in Section 2.2) outstanding immediately prior to the Effective Time are then convertible (the "Underlying MODE Common Stock"), (C) the number of shares of MODE Common Stock for which the Vested Options (as defined in Section 2.2) are exercisable immedately prior to the Effective Time and (D) the number of shares of MODE Common Stock underlying the Warrants (as defined in Section 2.2).

                  (b) Each issued and outstanding share of MODE Preferred Stock (as defined in Section 2.2) shall be automatically converted into the right to receive such number of shares of Emcore Common Stock determined by multiplying (i) the number of shares of Underlying MODE Common Stock represented by such shares of MODE Preferred Stock immediately prior to the Effective Time by (ii) the Conversion Ratio.

                  (c) Such number of shares of Emcore Common Stock issuable to the Principal MODE Stockholders in connection with the Merger that equal five percent (5%) of the aggregate number of shares of Emcore Common Stock issuable to the MODE Stockholders pursuant to the Merger Agreement shall be deposited in escrow, determined on a pro rata basis (the "Escrow Shares"), pursuant to
Section 1.7 below and shall be held and disposed of in accordance with the terms of the Escrow Agreement and Section 1.7 below. All shares of Emcore Common Stock issuable hereunder at the Effective Time, other than the Escrow Shares, shall be referred to herein as the "Initial Shares." The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

                  (d) Each and every share of capital stock held in MODE's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

                  (e) No fractional shares shall be issued in the Merger. All fractional Merger Shares to which a MODE Stockholder would otherwise be entitled shall be cancelled and such MODE Stockholder shall be entitled to receive cash in lieu thereof based upon a price of $19.39 per share of Emcore Common Stock.

         1.6 Exchange of Shares. On the Closing Date, the MODE Stockholders shall surrender to Emcore the Certificates held by the MODE Stockholders and shall be entitled to receive in exchange therefor the Initial Shares issuable pursuant to Section 1.5 above. Until

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properly surrendered, the Certificates shall be deemed for all purposes to evidence only the right to receive the Initial Shares issuable to the MODE Stockholders pursuant to Section 1.5 above. The MODE Stockholders shall not be entitled to receive certificates for the Initial Shares to which such stockholders would otherwise be entitled until the Certificates are properly surrendered. A complete and accurate list of the MODE Stockholders and the number of Merger Shares which each such MODE Stockholder is entitled to receive on the Closing Date, together with the number of Escrow Shares deposited in escrow pursuant to Section 1.7 by each Principal MODE Stockholder, is attached hereto as Schedule II.

         1.7 Escrow. On the Closing Date, Emcore shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Principal MODE Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

         1.8 Certificate of Incorporation. The Certificate of Incorporation of Surviving Corporation in effect at the Effective Time shall be amended as of the Effective Time so as to read in its entirety in the form attached hereto as Exhibit B.

         1.9 By-Laws. The By-Laws of Acquisition Subsidiary in effect at the Effective Time shall be the By-laws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to MicroOptical Devices, Inc.

         1.10 Directors and Officers. The directors and officers of the Acquisition Subsidiary at the Effective Time shall be the directors and officers of the Surviving Corporation.

         1.11 No Further Rights. From and after the Effective Time, no MODE Shares shall be deemed to be outstanding, and holders of certificates formerly representing MODE Shares shall cease to have any rights with respect thereto except as provided herein or by law.

         1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of MODE shall be closed and no transfer of MODE Shares shall thereafter be made. If, after the Effective Time, Certificates formerly representing MODE Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5(a) and 1.5(b), as applicable, subject to Sections 1.5(c) and 1.7.

         1.13     Treatment of Options.

                  (a) Assumption of Options. At the Effective Time, the MODE 1996 Stock Option Plan (the "MODE Stock Option Plan") and the Options (as defined in Section 2.2), whether vested or unvested, shall be assumed by Emcore. Each such Option so assumed by

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Emcore under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the MODE Stock Option Plan immediately prior to the Effective Time, except that (i) such assumed Option will be exercisable for that number of whole shares of Emcore Common Stock equal to the product of the number of shares of MODE Common Stock that were purchasable upon exercise of such Option multiplied by the Conversion Ratio (as defined in Section 1.5(a)) and rounded down to the nearest whole number of shares of Emcore Common Stock, and (ii) the per share exercise price for the shares of Emcore Common Stock purchasable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per share of MODE Common Stock at which such Option was exercisable by the Conversion Ratio, rounded up to the nearest whole cent. In addition, the exercisability or vesting of such Options and the securities issuable upon exercise thereof will accelerate in connection with the Merger in accordance with the provisions of the agreements evidencing each such Option. Consistent with the terms of the MODE Stock Option Plan and the documents governing the outstanding Options under such Plan, the Merger will not terminate any of the outstanding Options under the MODE Stock Option Plan.

                  It is the intention of the parties that the Options so assumed by Emcore qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code (as defined in Section 2.8(c)) to the extent such options qualified as incentive stock options prior to the Effective Time.

                  At the Effective Time or as soon as practicable thereafter, Emcore will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding Option under the MODE Stock Option Plan a document evidencing the foregoing assumption of such Option by Emcore, in substantially the form attached hereto as Exhibit C.

                  (b) Assignment of Repurchase Rights. All outstanding Repurchase Rights which MODE may hold immediately prior to the Effective Time to repurchase unvested shares of MODE Common Stock purchased or purchasable upon the exercise of Options granted under the MODE Stock Option Plan shall be assigned to Emcore in the Merger and shall thereafter be exercisable by Emcore upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable thereunder and the purchase price per share shall be adjusted to reflect the Conversion Ratio.

                  (c) Form S-8. Emcore agrees to file, no later than 90 days after the Closing, a registration statement on Form S-8 covering the shares of Emcore Common Stock issuable pursuant to outstanding options under the MODE Stock Option Plan assumed by Emcore.

                  (d) Listing of Additional Shares. Emcore shall, no later than 90 days after the Closing, file with the Nasdaq Market a Notification Form for Listing of Additional Shares with respect to the shares issuable upon exercise of the Options assumed by Emcore in accordance with the provisions of this Section 1.13.

                                  ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF MODE

         MODE hereby represents and warrants to Emcore that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

         2.1 Organization, Qualification, Corporate Power and Authority.

                  (a) MODE is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. MODE is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, each of which jurisdiction is set forth in Section 2.1 of the Disclosure Schedule. MODE has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. MODE has furnished to Emcore true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the Agreement Date. MODE has at all times complied with, and is not in default under or in violation of, any provision of its Certificate of Incorporation and By-laws.

                  (b) MODE has all requisite power and authority to execute and deliver the Fundamental Agreements (as defined below in this Section 2.1(b)) and to perform its obligations under the Fundamental Agreements. The Fundamental Agreements have each been (or in the case of the Escrow Agreement, shall be when delivered) duly and validly (i) executed and delivered by MODE and (ii) authorized by all necessary corporate action on the part of MODE. Each Fundamental Agreement constitutes (or, in the case of the Escrow Agreement, shall constitute) a valid and binding obligation of MODE, enforceable against MODE in accordance with its terms. For purposes of this Agreement, the term "Fundamental Agreements" means this Agreement and the Escrow Agreement.

         2.2 Capitalization. The authorized capital stock of MODE consists of:
(i) 12,000,000 shares of common stock, $.001 par value per share, of which 3,505,000 shares are issued and outstanding (the "MODE Common Stock"), and
(ii) 6,000,000 shares of preferred stock, $.001 par value per share, of which
(A) 666,666 shares have been designated Series A Convertible Preferred Stock, $.001 par value per share, of which 666,666 shares are issued and outstanding (the "MODE Series A Stock") and (B) 5,333,334 shares have been designated Series B Convertible Preferred Stock, $.001 par value per share, of which 4,076,088 shares are issued and outstanding (the "MODE Series B Stock", together with the MODE Series A Stock, hereinafter shall be referred to as the "MODE Preferred Stock"). A complete and

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accurate list of the MODE Stockholders and the number of MODE Shares held by them is set forth in Section 2.2 of the Disclosure Schedule. All of the issued and outstanding MODE Shares are duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights.
Section 2.2 of the Disclosure Schedule sets forth (i) a complete and accurate list of all persons and entities holding any outstanding options or warrants to purchase MODE Shares, (ii) the aggregate number of options which are outstanding and unexercised held by each such person or entity (the "Options"), (iii) the number of warrants which are outstanding and unexercised held by each such person or entity (the "Warrants") and (iv) the number of Options exercisable immediately prior to the Effective Time to purchase shares of MODE Common Stock that would be, at the time of such purchase, vested, non-forfeitable and not subject to any repurchase right by MODE (the "Vested Options"). Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which MODE is a party or which are binding upon MODE providing for the issuance, disposition or acquisition of any of its capital stock. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MODE. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any MODE Shares. All of the issued and outstanding MODE Shares and Options were issued in compliance with applicable federal and state securities laws.

         2.3 Noncontravention. Subject to compliance with (a) the applicable requirements of the Securities Act, (b) any applicable state securities laws, and (c) the Delaware Law, and except as set forth on Section 2.3 of the Disclosure Schedule, neither the execution and delivery by MODE or the Principal Mode Stockholders of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of MODE, (ii) require on the part of MODE any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which MODE is a party or by which MODE is bound or to which its assets is subject, (iv) result in the imposition of any Security Interest upon any assets of MODE, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MODE or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).


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         2.4 Subsidiaries. MODE does not own, directly or indirectly, or have the power to vote, directly or indirectly, any securities of any corporation, partnership, limited liability company or other form of business association.

         2.5 Financial Statements. MODE has previously furnished to Emcore complete and accurate copies, all of which are included in Section 2.5 of the Disclosure Schedule, of its (a) audited balance sheets and related statements of income, retained earnings, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, together with the reports thereon by Arthur Andersen LLP, independent auditors for MODE, and (b) unaudited balance sheet (the "Most Recent Balance Sheet") and related statement of income for the nine months ended September 30, 1997 (the "Balance Sheet Date"). The foregoing financial statements (the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except for normal recurring adjustments in the Most Recent Balance Sheet), fairly present in all material respects the financial condition, results of operations and cash flows of MODE as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of MODE.

         2.6 Absence of Certain Changes. Since the Balance Sheet Date and except as otherwise set forth in the Disclosure Schedule, (a) there has not been any event or development that would have a material adverse effect upon the business, condition (financial or otherwise), assets or liabilities of MODE (a "MODE Material Adverse Effect") nor has there occurred any event or development that could reasonably be foreseen to result in such a MODE Material Adverse Effect and (b) MODE has not taken any of the actions set forth in subsections (a) through (s) of Section 5.2 below.

         2.7 Undisclosed Liabilities. MODE has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business"), and (c) contractual liabilities that individually, or in the aggregate, would not have a MODE Material Adverse Effect.

         2.8 Taxes.

                  (a) MODE has filed all material Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. MODE has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The accruals and reserves for Taxes set forth on the Most Recent Balance Sheet are sufficient to pay all unpaid Taxes of MODE (excluding, for this purpose, any accruals or reserves for "deferred taxes" or similar items that reflect timing differences in the recognition of income or deductions for tax and financial accounting purposes) attributable to all taxable periods (and portions of taxable periods) through the date of the Most Recent Balance Sheet, and all Taxes attributable to the period from and after the Balance Sheet Date and continuing through the Closing Date are attributable to the operation of MODE in the Ordinary Course of Business of MODE. Except as set forth in Section 2.8(a) of the Disclosure Schedule, MODE has no actual or potential liability for any Tax obligation of any taxpayer (including, without limitation, any affiliated or combined group of corporations or other entities that included MODE during a prior period) other than MODE. All Taxes that MODE is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) MODE has delivered or otherwise made available to Emcore correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by MODE since its inception. No examination or audit of any Tax Returns of MODE by any Governmental Entity is currently in progress or, to the best knowledge of MODE and MODE Stockholders, threatened or contemplated.

                  (c) MODE is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of MODE are "subsection (f) assets" as defined in Section 341(f) of the Code. MODE has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. MODE is not a party to any Tax allocation or sharing agreement or any Tax indemnity agreement. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. MODE has not ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code and has never filed Tax Returns on a combined or consolidated basis with any other corporation, partnership, limited liability company or other form of business association (a "Business Entity") in any jurisdiction. MODE has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise (other than as a result of the transactions contemplated hereby). MODE has not participated in, nor will participate in, an international boycott within the meaning of
Section 999 of the Code.

                  (d) MODE uses the accrual method of accounting for all income Tax purposes.

         2.9 Assets.

                  (a) MODE owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Such tangible assets, in the aggregate, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

                  (b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, no asset of MODE (tangible or intangible) is subject to any Security Interest (other than any Security Interest imposed by law, such as carriers', warehousemen's, or mechanic's liens, incurred by MODE, in good faith, in the Ordinary Course of Business of MODE.

                  (c) Section 2.9(c) of the Disclosure Schedule sets forth (i) a complete and accurate list of all items of tangible personal property owned by MODE as of the Agreement Date, or not owned by MODE but in the possession of or used in the business of MODE (the "Personal Property"), other than individual assets with a book value of less than $1,500; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by MODE and the circumstances under which such Personal Property is used. Each item of Personal Property not owned by MODE is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between MODE and the owner or lessor thereof, the obligations of MODE to such owner or lessor will be discharged.

         2.10 Owned Real Property. MODE does not own, nor has it ever owned, any real property.

         2.11 Intellectual Property.

                  (a) Except as set forth in Section 2.11(a) of the Disclosure Schedule, MODE owns or has the right to use all Intellectual Property (as defined below in this Section 2.11) used in the operation of its business or necessary for the operation of its business as presently proposed to be conducted. Each item of Intellectual Property owned by or used in the operation of the business of MODE at any time during the period covered by the Financial Statements will be owned or available for use by Emcore on identical terms and conditions immediately following the Closing. MODE has taken reasonable measures to protect each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. To the best knowledge of MODE, and except as set forth in
Section 2.11(a) of the Disclosure Schedule, no other person or Business Entity has any rights to any of the Intellectual Property owned or used by MODE, and no other person or Business Entity is infringing, violating or misappropriating any of the Intellectual Property that MODE owns or uses. For purposes of this Agreement, "Intellectual Property" means all of the following in the United States and elsewhere in the world (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names, domain names on the Internet, and corporate names and registrations and applications for registration thereof,
(iii) copyrights, mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing, and (vii) copies and tangible embodiments thereof.

                  (b) None of the activities or business conducted by MODE infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any rights to any Intellectual Property of any other person or Business Entity. MODE has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the best knowledge of MODE, there is no basis for any such complaint, claim or notice.

                  (c) Section 2.11(c) of the Disclosure Schedule identifies each (i) patent or registration that has been issued to MODE with respect to any of its Intellectual Property, (ii) pending patent application or application for registration that MODE has made with respect to any of its Intellectual Property, and (iii) license or other agreement pursuant to which MODE has granted any rights to any third party with respect to any of its Intellectual Property. MODE has delivered to Emcore correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has specifically identified and made available to Emcore correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in Section 2.11(c) of the Disclosure Schedule, with respect to each item of Intellectual Property that MODE owns:

                      (A) subject to such rights as have been granted by MODE under license agreements entered into in the Ordinary Course of Business of MODE, MODE possesses all right, title and interest in and to such item, free and clear of any and all licenses, liens, security interests or other encumbrances.

                      (B) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                      (C) MODE has not agreed to indemnify any person or Business Entity for or against any infringement, misappropriation or other conflict with respect to such item.

                  (d) Section 2.11(d) of the Disclosure Schedule identifies each item of Intellectual Property used in the operation of the business of MODE at any time during the period covered by the Financial Statements that is owned by a party other than MODE. MODE has supplied Emcore with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which MODE uses such Intellectual Property, all of which are listed on Section 2.11(d) of the Disclosure Schedule. Except as set forth in Section 2.11(d) of the Disclosure Schedule, with respect to each such item of Intellectual Property:

                      (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect;

                      (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                      (iii) neither MODE nor, to the best knowledge of MODE any other party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                      (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction;

                      (v) MODE has not agreed to indemnify any person or Business Entity for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

                      (vi) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

         2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to MODE and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. MODE has delivered to Emcore correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in
Section 2.12 of the Disclosure Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable against MODE, and to the best knowledge of MODE, in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable against MODE, and to the best knowledge of MODE, will remain in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither MODE nor, to the knowledge of MODE, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

                  (d) MODE has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         2.13     Contracts.

                  (a) Section 2.13 of the Disclosure Schedule lists the following arrangements (including, without limitation, written agreements) to which MODE is a party:

                      (i) any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum;

                      (ii) any arrangement (or group of related arrangements), including without limitation any OEM, VAR, distribution or other arrangement, which involves or is expected to involve more than the sum of $15,000, or in which MODE has granted "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                      (iii) any arrangement establishing a partnership or joint venture;

                      (iv) any arrangement (or group of related arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                      (v) any arrangement concerning confidentiality, nonsolicitation or noncompetition (other than MODE's standard form of confidentiality, nonsolicitation and noncompetition agreement (a) with its employees, a copy of which has been provided to Emcore or (b) entered into in the Ordinary Course of Business of MODE);

                      (vi) any arrangement with any of its Affiliates (for the purposes of this Agreement, "Affiliate" shall mean (A) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual and (ii) his or her spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity);

                      (vii) any arrangement under which the consequences of a default or termination could have a MODE Material Adverse Effect; and

                      (viii) any other arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business of MODE.

                      (ix) any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger, or the consummation of the transactions contemplated hereby or thereby;

                      (x) except for trade indebtedness incurred in the Ordinary Course of Business of MODE, any instrument evidencing or related in any way to indebtedness in excess of $5,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $5,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

                      (xi) any license agreement, either as licensor or licensee,

                      (xii) any contract containing covenants purporting to limit MODE's freedom to compete in any line of business or in any geographic area or with any third party;

                      (xiii) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $15,000; or

                      (xiv) any other agreement, contract or commitment which is material to MODE.

                  (b) MODE has delivered to Emcore (i) a complete and accurate copy of each written arrangement (as amended to date) listed in Section 2.13 of the Disclosure Schedule and (ii) a complete and accurate description of each oral arrangement listed in Section 2.13 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable against MODE, and to the best knowledge of MODE, in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable against MODE, and to the best knowledge of MODE, in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and
(iii) neither MODE nor, to the best
knowledge of MODE, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

         2.14 Accounts Receivable; Customer Contracts in Progress. All accounts receivable of MODE reflected on (i) the Most Recent Balance Sheet (net of the applicable reserve for bad debts and sales returns shown on the Most Recent Balance Sheet) and (ii) the financial or accounting records of MODE that have arisen since September 30, 1997 (collectively, the "Accounts Receivable") are valid receivables of MODE subject to no setoffs or counterclaims. Section 2.14 of the Disclosure Schedule sets forth a complete and accurate list of the Accounts Receivable, including the aging thereof as of the Agreement Date.

         2.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of MODE.

         2.16 Insurance. Section 2.16 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers' compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements but excluding medical, dental and life insurance policies otherwise set forth in Section 2.20 of the Disclosure Schedule) to which MODE has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years:

                  (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

                  (b) the policy number and the period of coverage;

                  (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Except as set forth in Section 2.16 of the Disclosure Schedule, (i) each such insurance policy is enforceable and in full force and effect as to MODE, and to the best knowledge of MODE, as to the insurer; (ii) such policy will continue to be enforceable and in full force and effect as to MODE, and to the best knowledge of MODE, as to the insurer, immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) MODE is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) MODE has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 2.16 of the Disclosure Schedule identifies all claims asserted by MODE pursuant to any insurance policy in excess of $10,000 since its inception and describes the nature and status of each such claim. MODE has not incurred any loss, damage, expense or liability in excess of $10,000 covered by any such insurance policy for which it has not properly asserted a claim under such policy. MODE is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

         2.17 Litigation. Except as identified and described in Section 2.17 of the Disclosure Schedule, (a) there is no action, suit, proceeding or investigation to which MODE is a party (either as a plaintiff or defendant) pending or, to the best knowledge of MODE, threatened before any court, Governmental Entity or arbitrator, and to the best knowledge of MODE, there is no basis for any such action, suit, proceeding or investigation; (b) neither MODE nor, to the best knowledge of MODE, any officer, director or employee of MODE has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of MODE; and (c) no order, judgment or decree of any court or Governmental Entity exists that enjoins or requires MODE to take any action of any kind with respect to its business, assets or properties. None of the actions, suits, proceedings or investigations set forth in Section 2.17 of the Disclosure Schedule, individually or collectively, could reasonably be expected to have a MODE Material Adverse Effect.

         2.18 Product and Service Warranties. Except as set forth in Section
2.18 of the Disclosure Schedule, no product or service manufactured, sold, leased or delivered by MODE is subject to any guaranty, warranty, right of return or other indemnity other than (a) MODE's applicable standard terms and conditions of sale or lease that are set forth in Section 2.18 of the Disclosure Schedule and (b) manufacturers' pass-through warranties. Section
2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by MODE in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

         2.19     Employees and Subcontractors.

                  (a) Section 2.19(a) of the Disclosure Schedule contains a list of (i) all employees of MODE (the "Employees"), along with the position, date of hire, annual rate of compensation (or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such Employee, (ii) all employment contracts or agreements relating to employment, and (iii) all Employees who have executed confidentiality, noncompetition or nonsolicitation agreements. None of the Employees is a party to any collective bargaining agreement. MODE has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees.

                  (b) Section 2.19(b) of the Disclosure Schedule sets forth
(i) a list of all subcontractors currently performing services or under contract to perform future services for MODE and (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem pay rate of such subcontractors.

                  (c) To the best knowledge of MODE, no key employee or group of employees employed by MODE has any plans to terminate employment with MODE.

         2.20     Employee Benefits.

                  (a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below in this Section 2.20(a)) maintained, or contributed to, by MODE, or any ERISA Affiliate (as defined below in this Section 2.20(a) within six years prior to the Closing Date). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, employment agreements, consulting agreements, vacation benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code),
(iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which at any time after December 31, 1989 included MODE. Complete and accurate copies of (i) all Employee Benefit Plans that have been reduced to writing and any amendments thereto, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions that exist, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, and (v) all qualification letters issued by the Internal Revenue Service with respect to every Employee Benefit Plan that is intended to qualify under
Section 401(a) of the Code, have been delivered to Emcore. Each Employee Benefit Plan has been administered substantially in all material respects in accordance with its terms, and each of MODE and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan in all material respects and has made all required contributions thereto. MODE and all Employee Benefit Plans have complied in all material respects in form and operation with the applicable provisions of ERISA, the Code and other applicable federal and state laws and the regulations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and covering amendments required under the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, the final nondiscrimination regulations under Section 401(a)(4) of the Code, and all other amendments required to be filed within the TRA '86 remedial amendment period described in Internal Revenue Procedure 95-12. Nothing has occurred that could cause a loss of such qualification and no loss of qualification has been threatened by the Internal Revenue Service.

                  (b) To the best knowledge of MODE, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan other than routine claims for benefits.

                  (c) Neither MODE nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I or ERISA, or Title IV of ERISA. At no time has MODE or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA. No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by MODE or any ERISA Affiliate that would subject MODE or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code that would have a MODE Material Adverse Effect. To the best knowledge of MODE, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred. No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits MODE from amending or terminating any Employee Benefit Plan which is an employee benefit plan as defined in Section 3(3) or ERISA and any such Employee Benefit Plan may be terminated without liability to MODE or Emcore, except for benefits accrued through the date of termination. Except as set forth in Section 2.20(c) of the Disclosure Schedule, no former employees participate in any Employee Benefit Plan. Neither MODE nor any ERISA Affiliate maintains any plan or arrangement pursuant to which former employees or other service providers are entitled to post-retirement health care benefits, except to the extent required by Section 4980B of the Code. No Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and its trust exempt from tax under Section 501(a) of the Code includes in its assets any securities issued by MODE. No Employee Benefit Plan has been subject to tax.

                  (d) Section 2.20(d) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of MODE (A) the benefits of which are contingent, in whole or in part, or the terms of which are materially altered, upon the occurrence of a transaction involving MODE of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from MODE that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding MODE, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any other Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, in whole or in part, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.21 Legal Compliance. MODE and the conduct and operations of its business are and have been in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to MODE or its business the noncompliance with which could reasonably be expected to result in a MODE Material Adverse Effect.

         2.22 Permits. Section 2.22 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by MODE. Such listed Permits are the only Permits that are required for MODE to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, to the best knowledge of MODE, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Section 2.22 of the Disclosure Schedule, each such Permit will continue in full force and effect following the Closing.

         2.23 Certain Business Relationships with Affiliates. Except as set forth in Section 2.23 of the Disclosure Schedule, no Affiliate of MODE (a) owns any property or right, tangible or intangible, which is used in the business of MODE (b) has any claim or cause of action against MODE, or (c) is a party to any contract or other arrangement, written or verbal, with MODE.

         2.24 Books and Records. The minute books and other similar records of MODE contain complete and accurate records of all actions taken at any meetings of MODE's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

         2.25 Customers and Suppliers. No customer of MODE has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from MODE. Section 2.25 of the Disclosure
Schedule identifies (a) each customer of MODE, that purchased products in excess of $10,000 during (i) the last full fiscal year and (ii) the first nine months of 1997, respectively, and the amount of revenues accounted for by such customer during each such period, and (b) each supplier that is the sole supplier of any significant product, component or service used by MODE which is not readily available from other sources. Except as set forth in Section
2.25 of the Disclosure Schedule, MODE has good customer relations and none of the customers of MODE has notified MODE that it intends to discontinue its relationship with MODE.

         2.26     Prepayments, Prebilled Invoices and Deposits.

                  (a) Section 2.26(a) of the Disclosure Schedule sets forth
(i) all prepayments, prebilled invoices and deposits in excess of $1,000 that have been received by MODE as of the Agreement Date from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit,
(A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits prior to September 30, 1997 are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of MODE.

                  (b) Section 2.26(b) of the Disclosure Schedule sets forth
(i) all prepayments, prebilled invoices and deposits in excess of $1,000 that have been made or paid by MODE as of the Agreement Date for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered, and (D) a summary of the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits prior to September 30, 1997 are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practices of MODE.

         2.27 Banking Facilities. Section 2.27 of the Disclosure Schedule identifies:

                  (a) Each bank, savings and loan or similar financial institution in which MODE has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company; and

                  (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.

         2.28 Inventories. All of the inventory recorded on the Most Recent Balance Sheet consists of, and all inventory on the Closing Date will consist of, items of a quality usable or saleable within six (6) months in the ordinary course of business consistent with past practices and are and will be in qualities sufficient for the normal operation of the business of MODE in accordance with past practice.

         2.29 Products. Each of the products produced or sold by MODE (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with its sale. There is no known design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its use. Except as set forth in Section 2.29 of the Disclosure Schedule, MODE has no products placed with its customers under an understanding permitting its return to MODE other than pursuant a breach of warranty.

         2.30 Environmental Compliance. Except for matters disclosed in
Section 2.30 of the Disclosure Schedule and except for matters which, individually or in the aggregate, will not have a MODE Material Adverse Effect, (a) the properties, operations and activities of MODE are in compliance with all applicable Environmental Laws; (b) MODE and the properties and operations of MODE are not subject to any existing, pending or, to the knowledge of MODE, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) all permits, licenses and similar authorizations, if any, required to be obtained or filed by MODE under any Environmental Law in connection with the business of MODE have been obtained or filed and are valid and currently in full force and effect or have been applied for; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by MODE or in connection with its properties or operations; (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of MODE; and (f) MODE has made available to Emcore all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to MODE) in the possession of MODE.

         "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any governmental authority pertaining to health or the environment in effect as of the date of this Agreement, including the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Toxic Substances Control Act, the Hazardous Material Transportation Act, and the Oil Pollution Act of 1990, all as amended through the date of this Agreement, any state or local Laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that to the extent any applicable laws of a state or locality establish a meaning for "hazardous substance" or "release" that is broader than the meaning specified in CERCLA, such broader meaning shall apply, and provided, further, that the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or analogous state or local Laws.

         2.31 Brokers' Fees. Neither MODE nor any of the Principal MODE Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.32 MODE and MODE Stockholder Action. The Board of Directors of MODE has by unanimous written action (a) determined that the Merger is fair and in the best interests of MODE and the MODE Stockholders and (b) adopted this Agreement in accordance with the provisions of the Delaware Law. The MODE Stockholders have by unanimous written action adopted and approved this Agreement and the Merger.

         2.33 Affiliates. There are no Affiliates of MODE other than the persons and or entities identified on Section 2.33 of the Disclosure Schedule.

         2.34 Tax Matters.

                  (a) Neither MODE nor, to the knowledge of MODE, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

                  (b) There is a no plan or intention on the part of the MODE Stockholders who own one percent (1%) or more of the MODE Shares (by value), and to the best knowledge of MODE, there is no plan or intention on the part of remaining MODE Stockholders, to sell, exchange, or otherwise dispose of a number of Merger Shares that would reduce such MODE Stockholders' ownership of Emcore Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all the formerly outstanding MODE Shares as of the same date. For purposes of this representation, MODE Shares exchanged for cash in lieu of fractional shares of Emcore Common Stock or surrendered by dissenters, if any, are to be treated as outstanding MODE Shares on the date of the Merger. Moreover, MODE Shares and shares of Emcore Common Stock held by MODE shareholders and otherwise sold, redeemed, or disposed of prior to the Merger, or subsequent to the Merger pursuant to a plan or intention as of the date of the Merger, are also to be taken into account in connection with this representation.

                  (c) At the time of the Merger, MODE will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in MODE that, if exercised or converted, would affect Emcore's acquisition or retention of "control" of MODE. For purposes of this Section 2.34 and Section 4.11 below, "control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of MODE.


                  (d) MODE is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (e) MODE is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                  (f) MODE has not used any assets to make distributions, redemptions or other payments in respect of its stock (except for regular, normal distributions) or in respect of rights to acquire such stock that were made in contemplation of the Merger or that are related thereto, and MODE's expenses or liabilities incurred in connection with Merger will not exceed $200,000.

         2.35 Disclosure. No representation or warranty by MODE contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of MODE pursuant to this Agreement, and no other statement made by MODE, or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.



                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF THE PRINCIPAL MODE STOCKHOLDERS

         Each Principal MODE Stockholder hereby, severally and not jointly, represents and warrants to Emcore as follows:


         3.1      Authority.

                  (a) Such Principal MODE Stockholder has all requisite power and authority to execute and deliver the Fundamental Agreements and to perform his, her or its obligations under the Fundamental Agreements. The Fundamental Agreements have each been (or in the case of the Escrow Agreement, shall be when delivered) duly and validly executed and delivered by such stockholder, and each constitutes (or, in the case of the Escrow Agreement, shall constitute) a valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms.

                  (b) Subject to compliance with (a) the applicable requirements of the Securities Act, (b) any applicable state securities laws, and (c) Delaware Law, and except as set forth on Section 2.3 of the Disclosure Schedule, the execution and delivery of the Fundamental Agreements by such stockholder and the consummation by such stockholder of the transactions contemplated thereby will not (i) require on the part of such stockholder any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (ii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which such stockholder is a party or by which such stockholder is bound or to which any of its assets are subject, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such stockholder or any of its properties or assets.

                  (c) For purposes of this Section 3.1, all references to the term "Fundamental Agreements" shall be deemed to include the Employment Agreements (as defined in Section 6.1(f)) and the Registration Rights Agreement (as defined in Section 6.2(h)).

         3.2      Investment Representations.

                  (a) Such Principal MODE Stockholder is acquiring the Merger Shares for his, her or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Merger Shares in violation of the Securities Act or any rule or regulation under the Securities Act.

                  (b) Such Principal MODE Stockholder has had adequate opportunity to obtain from representatives of Emcore such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of his, her or its investment in Emcore.

                  (c) Such Principal MODE Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Merger Shares to be issued to him, her or it and to make an informed investment decision with respect to such investment.

                  (d) Such Principal MODE Stockholder understands that the Merger Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and the Merger Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (e) A legend substantially in the following form will be placed on the certificate representing the Merger Shares to be issued to such stockholder:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to Emcore Corporation to the effect that such registration is not required."

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF EMCORE
                          AND ACQUISITION SUBSIDIARY

         Each of Emcore and Acquisition Subsidiary represents and warrants to MODE as follows:

         4.1 Organization. Emcore is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Emcore is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for any jurisdiction in which the failure to so qualify would not have a material adverse effect on the business, condition (financial or otherwise) assets or liabilities of Emcore ("Emcore Material Adverse Effect"). Emcore has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each of Emcore and the Acquisition Subsidiary has furnished to MODE true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the Agreement Date. Each of Emcore and the Acquisition Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its Certificate of Incorporation and By-laws.

         4.2 Capitalization. The authorized capital stock of Emcore consists of: (i) 23,529,411 shares of common stock, no par value per share, of which 7,854,240 shares are issued and outstanding, and (ii) 5,882,353 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. Emcore has reserved 647,059 shares, in the aggregate, for issuance under its 1995 Incentive and Non-Statutory Stock Option Plan, as amended (the "Emcore Option Plan"). There are 510,465, in the aggregate, options issued and outstanding under the Emcore Option Plan (the "Emcore Options"). Emcore has issued certain warrants for the purchase of 1,737,410 shares, in the aggregate, of its common stock (the "Emcore Warrants"). Except for the Emcore Options and the Emcore Warrants, and except as otherwise set forth in the SEC Documents (as defined in Section 4.6), there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Emcore is a party or which are binding upon Emcore providing for the issuance, disposition or acquisition of any of its capital stock.

         4.3 Authorization of Transaction. Each of Emcore and the Acquisition Subsidiary (in the case of agreements to which the Acquisition Subsidiary is a party) has all requisite power and authority to execute and deliver the Fundamental Agreements and to perform its obligations under the Fundamental Agreements. The execution and delivery of the Fundamental Agreements by each of Emcore and the Acquisition Subsidiary (in the case of agreements to which the Acquisition Subsidiary is a party) and the performance of the Fundamental Agreements and the consummation of the transactions contemplated thereby by Emcore and the Acquisition Subsidiary has been (or, in the case of the Escrow Agreement, shall be when delivered) duly and validly authorized by all necessary corporate action on the part of Emcore and the Acquisition Subsidiary (in the case of agreements to which the Acquisition Subsidiary is a party). The Fundamental Agreements have been (or, in the case of the Escrow Agreement, shall be when delivered) duly and validly executed and delivered by each of Emcore and the Acquisition Subsidiary (in the case of agreements to which the Acquisition Subsidiary is a party) and constitute valid and binding obligations of Emcore and the Acquisition Subsidiary (in the case of agreements to which the Acquisition Subsidiary is a party) enforceable against each of them in accordance with their terms.

         4.4 Noncontravention. Subject to compliance with (a) the applicable requirements of the Securities Act, (b) any applicable state securities laws, and (c) Delaware Law, the execution and delivery of the Fundamental Agreements by Emcore and the consummation by Emcore of the transactions contemplated thereby will not (i) conflict with or violate any provision of the charter or By-laws of Emcore, (ii) require on the part of Emcore any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Emcore is a party or by which Emcore is bound or to which any of its assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Emcore or any of its properties or assets.

         4.5 Brokers' Fees. Emcore has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         4.6 SEC Filings. Emcore has timely filed with the Securities and Exchange Commission (the "SEC"), and has delivered or made available to the MODE Stockholders, true and complete copies of, all forms, reports, schedules, statements and other documents (collectively, the "SEC Documents") required to be filed by it under the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act"). The SEC Documents were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder, and the SEC Documents when filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Emcore included in the SEC Documents, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or the notes thereto and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of Emcore as of the respective dates and for the respective periods thereof, except that the unaudited interim quarterly financial statements were or are subject to normal and recurring year-end adjustments which were or are not expected to be material in amount.

         4.7 Intellectual Property.

                  (a) Except as otherwise set forth in the SEC Documents (as defined in Section 4.6 above), Emcore owns or has the right to use all Intellectual Property (as defined in Section 2.11) used in the operation of its business or necessary for the operation of its business as presently proposed to be conducted. Each item of Intellectual Property owned by or used in the operation of the business of Emcore at any time during the period covered by the SEC Documents will be owned or available for use by Emcore on identical terms and conditions immediately following the Closing. Emcore has taken reasonable measures to protect each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. To the best knowledge of Emcore, and except as otherwise set forth in the SEC Documents (as defined in Section 4.6 above), no other person or Business Entity has any rights to any of the Intellectual Property owned or used by Emcore, and no other person or Business Entity is infringing, violating or misappropriating any of the Intellectual Property that Emcore owns or uses.

                  (b) Except as otherwise set forth in the SEC Documents (a) none of the activities or business conducted by Emcore infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any rights to any Intellectual Property of any other person or Business Entity; (b) Emcore has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the best knowledge of Emcore, there is no basis for any such complaint, claim or notice.

         4.8 Litigation. Except as otherwise set forth in the SEC Documents,
(a) there is no action, suit, proceeding or investigation to which Emcore is a party (either as a plaintiff or defendant) pending or, to the best knowledge of Emcore, threatened before any court, Governmental Entity or arbitrator, and to the best knowledge of Emcore, there is no basis for any such action, suit, proceeding or investigation; (b) neither Emcore nor, to the best knowledge of Emcore, any officer, director or employee of Emcore has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of Emcore; and (c) no order, judgment or decree of any court or Governmental Entity exists that enjoins or requires Emcore to take any action of any kind with respect to its business, assets or properties.

         4.9 Legal Compliance. Emcore and the conduct and operations of its business are and have been in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Emcore or its business, the noncompliance with which could reasonably be expected to result in an Emcore Material Adverse Effect.

         4.10 Absence of Certain Changes. Since June 30, 1997, except as otherwise disclosed in Emcore's press release dated September 9, 1997, (a) there has not been any event or development that would have an Emcore Material Adverse Effect nor has there occurred any event or development that could reasonably be foreseen to result in such an Emcore Material Adverse Effect.

         4.11 Tax Matters.

                  (a) Neither Emcore nor, to the knowledge of Emcore, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code. In making this representation, Emcore is relying on MODE's representation contained in Section 2.34 above.

                  (b) Following the Merger, MODE will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Acquisition Subsidiary's net assets and at least seventy percent (70%) of the fair market value of Acquisition Subsidiary's gross assets held immediately prior to the Merger. For purposes of determining the percentage of MODE's and Acquisition Subsidiary's net and gross assets held by MODE immediately following the Merger, the following assets will be treated as property held by MODE or Acquisition Subsidiary, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by MODE or Acquisition Subsidiary (other than assets transferred from Emcore to Acquisition Subsidiary for such purpose) to pay expenses or liabilities incurred in connection with the Merger, including without limitation amounts paid to dissenters, if any, and reorganization expenses, and (ii) assets used to make distributions, redemptions or other payments in respect of stock of MODE (except for regular, normal distributions) or in respect of rights to acquire such stock that are made in contemplation of the Merger or that are related thereto. In making this representation, Emcore is relying on MODE's representation contained in
Section 2.34.

                  (c) Emcore has no plan or intention to (i) liquidate MODE,
(ii) merge MODE with or into another corporation, (iii) sell or otherwise dispose of the stock of MODE (except for transfers of the stock of MODE to a corporation controlled (as defined above) by Emcore), (iv) cause or permit MODE to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Subsidiary (except for dispositions made in the ordinary course of business or to a corporation controlled (as defined above) by MODE), (v) cause or permit MODE to issue additional shares of stock, or take any other action, that would result in Emcore losing control (as defined above in Section 2.34) of MODE after the Merger, or (vi) redeem or otherwise reacquire any of the Emcore Common Stock issued in the Merger.

                  (d) Acquisition Subsidiary will have no liabilities assumed by MODE, and will not transfer to MODE any assets subject to liabilities, in the Merger.

                  (e) Following the Merger, MODE will continue its historic business or use a significant portion of its historic business assets in a business.

                  (f) There is no intercorporate indebtedness existing between MODE and Emcore or between Acquisition Subsidiary and MODE that was issued, acquired, or will be settled at a discount.

                  (g) During the past five years, none of the shares of the capital stock of MODE, including the right to acquire or vote any such shares, has directly or indirectly been owned by Emcore.

                  (h) Neither Emcore nor Acquisition Subsidiary is an investment company as defined in section 368(a)(2(F)(iii) and (iv) of the Code.

         4.12 Environmental Compliance. Except for matters which, individually or in the aggregate, will not have an Emcore Material Adverse Effect, (a) the properties, operations and activities of Emcore are in compliance with all applicable Environmental Laws; (b) Emcore and the properties and operations of Emcore are not subject to any existing, pending or, to the knowledge of Emcore, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) all permits, licenses and similar authorizations, if any, required to be obtained or filed by Emcore under any Environmental Law in connection with the business of Emcore have been obtained or filed and are valid and currently in full force and effect or have been applied for; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Emcore or in connection with its properties or operations; (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Emcore; and
(f) Emcore has made available to MODE all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to Emcore) in the possession of Emcore.

         4.13 Disclosure. No representation or warranty by Emcore contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered to or to be delivered by or on behalf of Emcore pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.



                                   ARTICLE V

                                   COVENANTS

         From and after the Agreement Date and until the Closing Date:

         5.1 Conduct of Business. MODE and Emcore shall carry on their respective businesses diligently and substantially in the same manner as before the Agreement Date. MODE shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by Emcore. All of the property of MODE shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

         5.2 Absence of Material Changes. Without the prior written consent of Emcore, MODE shall not:

                  (a) take any action to amend its charter documents or bylaws;

                  (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                  (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the Ordinary Course of Business of MODE;

                  (d) declare or make any payment or distribution to its stockholders with respect to its stock or purchase or redeem any shares of its capital stock;

                  (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of its assets or properties;

                  (f) sell, assign, or transfer any of its assets, except in the Ordinary Course of Business of MODE;

                  (g) cancel any debts or claims, except in the Ordinary Course of Business of MODE;

                  (h) merge or consolidate with or into any Business Entity other than the Acquisition Subsidiary;

                  (i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees;

                  (j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                  (k) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

                  (l) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

                  (m) fail to use commercially reasonable efforts to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, and (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it;

                  (n) fail to operate its business and maintain its books, accounts and records in the customary manner and in the Ordinary Course of Business of MODE and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

                  (o) enter into any lease, contract, agreement or understanding, other than in the Ordinary Course of Business of MODE;

                  (p) incur any capital expenditure in excess of $5,000 in an instance or $25,000 in the aggregate;

                  (q) engage any new employee for a salary in excess of $45,000 per annum;

                  (r) materially alter the terms, status or funding condition of any Employee Benefit Plan;

                  (s) commit or agree to do any of the foregoing in the future.

         5.3 Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the Agreement Date until the Closing Date, and in any event within thirty (30) days after the end of each such month, MODE shall deliver to Emcore the balance sheet of MODE and the related statements of income, shareholders' equity, retained earnings and cash flows for the one-month period then ended, all certified by the chief financial officer of MODE to the effect that such interim financial statements are prepared in accordance with GAAP on a basis consistent with the Financial Statements and fairly present the financial condition of MODE as of the date thereof and for the period covered thereby (collectively, the "Interim Financial Statements").

         5.4 Communications with Customers and Suppliers.

                  (a) Unless instructed otherwise by Emcore in writing, MODE will continue to accept customer orders in the Ordinary Course of Business of MODE for all products and services offered by MODE, whether expected to be shipped before or after the Closing Date.

                  (b) The Parties will cooperate in communications with MODE's suppliers and customers in connection with the transfer of MODE Shares to Emcore on the Closing Date.

         5.5 Compliance with Laws. Each of MODE and Emcore will comply with all laws and regulations that are applicable to it or to the conduct of their respective businesses and will perform and comply with all contracts, commitments and obligations by which it is bound.

         5.6 Continued Truth of Representations and Warranties of MODE and Principal MODE Stockholders. Neither MODE nor the Principal MODE Stockholders will take any actions that would result in any of the representations or warranties set forth in Articles II and III above being untrue.

         5.7 Continued Truth of Representations and Warranties of Emcore. Emcore will not take any actions that would result in any of representations and warranties set forth in Article IV above being untrue.

         5.8 Continuing Obligation to Inform. From time to time prior to the Closing, each Party will deliver or cause to be delivered to the other Party supplemental information concerning events subsequent to the Agreement Date that would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto pertaining to such Party inaccurate or incomplete at any time after the

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Agreement Date until the Closing Date; provided, that such supplemental information shall not constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

         5.9 Exclusive Dealing. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1 hereof, neither MODE nor the Principal MODE Stockholders will, directly or indirectly, through any officer, director, employee, Affiliate or agent or otherwise, (a) take any action to solicit, initiate, seek, entertain, or encourage or support any inquiry, proposal or offer from any person or Business Entity relating to an acquisition or purchase of all or any portion of the assets of (other than in the Ordinary Course of Business) or an equity interest in MODE or any merger, consolidation or business combination with MODE, or (b) participate in any discussions or negotiations regarding, or furnish to any other person or Business Entity, any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. MODE and the Principal MODE Stockholders shall promptly notify Emcore of any such proposal or offer, or any inquiry or contact with respect thereto received by MODE or, to their knowledge, any MODE Stockholder.

         5.10 Reports, Taxes. MODE will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

         5.11 Best Efforts to Obtain Satisfaction of Conditions. The Parties shall use their best efforts, to the extent commercially reasonable, to obtain the satisfaction of the conditions specified in this Agreement.

         5.12 Full Access. MODE and Emcore shall each permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to interfere with its normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. The officers and management of such Party shall cooperate fully with the representatives and agents of the other Party and shall make themselves available to the other Party.

         5.13 Customers and Suppliers. MODE shall, at the request of Emcore, introduce Emcore to MODE's principal suppliers, customers and employees to facilitate discussions between such persons and Emcore in regard to the conduct of the business of MODE following the Closing.

         5.14 Reorganization under Section 368(a). Emcore shall take no action, and shall use all reasonable efforts to prevent any of its Affiliates from taking any action, inconsistent with the treatment of the transaction as a reorganization intended to qualify under Section 368(a) of the Code.

         5.15 Retained Employees and Noncompetition and/or Nondisclosure Agreements. MODE and the Principal MODE Stockholders shall use their best efforts to obtain on or prior to the Closing from each of MODE employees identified on Schedule IV attached hereto, an executed form of Emcore's standard noncompetition and/or nondisclosure agreement, as applicable, in the form attached hereto as Exhibit D, together with any and all other documents reasonably requested by Emcore in connection with the retention of such employees by Emcore. Effective as of the Closing Date, Emcore shall continue the employment of each such person identified on Schedule III (the "MODE Employees").

         5.16 Listing of Merger Shares. Emcore shall use its best efforts to list the Merger Shares on the Nasdaq National Market before the Closing Date.

         5.17 Indemnification. Emcore shall indemnify and hold harmless the present and former officers and directors of MODE in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Amended and Restated Certificate of Incorporation and Bylaws of MODE in effect on the date hereof.

         5.18 Employees and Employee Benefits.

                  (a) Effective as of the Closing Date, Emcore shall cause the Surviving Corporation to continue the employment of each individual who was employed by MODE on the day prior to the Closing Date, except for the employees listed on Section 5.18(a) of the Disclosure Schedule, at the same or greater cash compensation as each such employee was receiving immediately prior to the Closing Date. Each of the MODE employees who continues employment with the Surviving Corporation as of the Closing Date shall be referred to herein as a "MODE Employee."

                  (b) Effective as of the Closing Date, MODE shall terminate or discontinue the "simplified employee pension" (within the meaning of Section 408(k) of the Code) maintained by MODE. Effective with the Closing Date, Emcore shall, in its sole discretion, either (i) cause the Surviving Corporation to maintain, in substantially the same form, MODE's existing employee welfare benefit plans (as defined in Section 3(1) of ERISA) or (ii) replace any or all of such plans with comparable programs. Except for benefits described in the previous sentence, MODE Employees shall, to the extent otherwise eligible, be allowed to participate in all employee benefit plans, programs or arrangements maintained by Emcore on the same terms as existing Emcore employees. Emcore shall cause each such MODE Employee, for the year during which the Closing Date occurs, to be credited under any applicable Emcore group health plan with any deductibles and copayments already incurred during such year under the MODE group health plan, and cause to be waived under each applicable Emcore group health plan any preexisting condition restrictions to the extent necessary to provide immediate coverage of all MODE Employees. Emcore shall recognize or cause to be recognized each MODE Employee's years of service and level of seniority with

MODE, its ERISA Affiliates, and the Subsidiaries for purposes of (i) terms of employment and (ii) eligibility, vesting and benefit determination under all employee benefit plans, programs or arrangements maintained by Emcore or Surviving Corporation, to the extent permissible under applicable law, including, but not limited to, ERISA.

                  (c) Emcore agrees that it will comply with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA after the Closing Date with respect to all qualified beneficiaries who had a qualifying event as of or prior to the Closing Date.

                  (d) Each MODE Employee shall be credited under the applicable Emcore Plan with all vacation, sick, and other paid time off accrued by such MODE Employee as of the day prior to the Closing Date.


                                  ARTICLE VI

                             CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Emcore and Acquisition Subsidiary. The obligation of each of Emcore and the Acquisition Subsidiary to consummate the transactions to be performed by Emcore and the Acquisition Subsidiary in connection with the Closing and the Merger is subject to the satisfaction, or waiver by Emcore and the Acquisition Subsidiary, of the following conditions:

                  (a) MODE shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, necessary for the consummation by MODE and the Principal MODE Stockholders of the transactions contemplated hereby;

                  (b) the representations and warranties of MODE and the Principal MODE Stockholders set forth in Articles II and III above shall have been true and correct in all material respects when made on the Agreement Date and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date; it being understood and agreed by Emcore that this condition shall be deemed satisfied unless any failure to be true and correct (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein), has, or could reasonably be expected to have, individually or in the aggregate, a MODE Material Adverse Effect.

                  (c) MODE shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of MODE to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) MODE shall have delivered to Emcore a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.1 is satisfied in all respects;

                  (f) on the Agreement Date, each of Robert Bryan and Thomas Brennan shall have executed and delivered to Emcore an employment agreement in the form attached hereto as Exhibit E (each, an "Employment Agreement") and such employment agreement shall be in full force and effect on the Closing Date in accordance with its terms;

                  (g) Emcore and Acquisition Subsidiary shall have received from Vinson & Elkins, L.L.P., counsel to MODE and the MODE Stockholders, an opinion in the form attached hereto as Exhibit F addressed to it and dated as of the Closing Date;

                  (h) Emcore, the Principal MODE Stockholders and the Escrow Agent shall have executed and delivered the Escrow Agreement;

                  (i) MODE shall have delivered to Emcore a certificate of the Secretary of State of the State of Delaware as of the Closing Date as to the legal existence and good standing of MODE in Delaware as of the Closing Date;

                  (j) MODE shall have delivered to Emcore a certificate as of a date within five business days of the Closing Date as to the tax good standing of MODE in Delaware;

                  (k) MODE shall have delivered to Emcore certificates of the Secretary of MODE attesting to the incumbency of MODE's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents of MODE;

                  (l) MODE shall have delivered to Emcore certificates of appropriate governmental officials in each state or country in which MODE is required to qualify to do business as a foreign corporation as to the qualification and corporate and tax good standing of MODE in each such jurisdiction;

                  (m) each MODE Stockholder (other than the Principal MODE Stockholders) shall have executed and delivered to Emcore an investment representation letter, in substantially the form of Exhibit G hereto;

                  (n) MODE shall have delivered to Emcore resignations of each director and officer of MODE to be effective immediately upon the Effective Time;

                  (o) MODE shall have delivered to Emcore a Termination Acknowledgement executed by William Patton, in substantially the form of Exhibit H hereto; and

                  (p) all actions to be taken by MODE and the MODE Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Emcore and its counsel, Brobeck, Phleger & Harrison LLP.

         6.2 Conditions to Obligations of MODE and Principal MODE
Stockholders. The obligations of MODE and the Principal MODE Stockholders to consummate the transactions to be performed by them in connection with the Closing and the Merger are subject to the satisfaction, or waiver by MODE and the Principal MODE Stockholders, of the following conditions:

                  (a) the representations and warranties of Emcore and the Acquisition Subsidiary as set forth in Article IV above shall have been true and correct in all material respects when made on the Agreement Date and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, it being understood and agreed by MODE and the Principal MODE Stockholders that this condition shall be deemed satisfied unless any failure to be true and correct (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein), has or could reasonably be expected to have an Emcore Material Adverse Effect;

                  (b) Emcore shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, necessary for the consummation by Emcore of the transactions contemplated hereby;

                  (c) each of Emcore and the Acquisition Subsidiary shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (e) Emcore shall have delivered to MODE a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section
6.2 is satisfied in all respects;

                  (f) MODE and the MODE Stockholders shall have received from Brobeck, Phleger & Harrison LLP, counsel to Emcore, an opinion in the form attached hereto as Exhibit I, addressed to MODE and the MODE Stockholders and dated as of the Closing Date;

                  (g) on the Agreement Date, Emcore shall have executed and delivered to each of Robert Bryan and Thomas Brennan an employment agreement in the form attached hereto as Exhibit C and such employment agreement shall be in full force and effect on the Closing Date in accordance with its terms;

                  (h) on the Agreement Date, Emcore shall have executed and delivered to the MODE Stockholders a Registration Rights Agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit J and such Registration Rights Agreement shall be in full force and effect on the Closing Date in accordance with its terms;

                  (i) Emcore shall have delivered to MODE certificate of the Secretary of State of the State of New Jersey of the Closing Date as to the legal existence and good standing of Emcore in New Jersey as of the Closing Date;

                  (j) Emcore shall have delivered to MODE a certificate of the Secretary of Emcore attesting to the incumbency of the Emcore's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents of Emcore; and

                  (k) all actions to be taken by Emcore in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to MODE.

                                  ARTICLE VII

                                INDEMNIFICATION

         7.1      Indemnification.

                  (a) Indemnification by the Principal MODE Stockholders. Subject to Section 7.3 hereof, each of the Principal MODE Stockholders shall, jointly and severally (except with respect to the representations of the Principal MODE Stockholders contained in Article III as to which the indemnification obligations herein shall be several and not joint), indemnify Emcore and the Surviving Corporation, and their respective directors, officers, employees or agents, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgements, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by them resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of MODE or such Principal MODE Stockholder contained in this Agreement (other than covenants or agreements of MODE to be performed after the Effective Time) or in the certificate delivered pursuant to Section 6.1(e).

                  (b) Indemnification by Emcore. Subject to Section 7.3 hereof, Emcore shall indemnify the MODE Stockholders and their respective directors, officers, employees or agents in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by them resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Emcore or the Acquisition Subsidiary, as applicable, contained in this Agreement or in the certificate delivered pursuant to Section 6.2(e).

         7.2      Method of Asserting Claims.

                  (a) All claims for indemnification by an Indemnified Person pursuant to this Article VII shall be made in accordance with the provisions of this Section 7.2 and the Escrow Agreement.

                  (b) A party entitled to indemnification under this Article VII (the "Indemnified Person") shall give prompt written notification to the Party obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Except as provided in Section 7.2(c) below, an Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

         7.3      Survival and Limitations.

                  (a) Unless otherwise specified in this Section 7.3, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms.

                  (b) The representations and warranties and covenants and agreements of MODE and the Principal MODE Stockholders set forth in Articles II, III and V above (other than the representations and warranties of MODE set forth in Section 2.11 and the indemnification obligations set forth in this
Article VII relating thereto) (i) shall survive the Closing and the consummation of the transactions contemplated hereby and continue for a period of six (6) months after the Closing Date and (ii) shall not be affected by any examination made for or on behalf of Emcore or the knowledge of any of Emcore's officers, directors, stockholders, employees or agents.

                  (c) The representations and warranties of MODE set forth in
Section 2.11
of Article II above and the indemnification obligations set forth in this
Article VII relating thereto (i) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the longer of (A) six (6) months after the Closing Date or (B) the earlier of (x) such time as the Surviving Corporation or Emcore shall have entered into a license agreement, in form and substance similar to the license agreement described in Section 2.11 (a) of the Disclosure Schedule, and such license agreement shall be in full force and effect, or (y) twelve (12) months after the Closing Date, and (ii) shall not be affected by any disclosure contained in the Disclosure Schedule or otherwise made by MODE or any other person relating to the license agreement or any examination made for or on behalf of Emcore or the knowledge of any of Emcore's officers, directors, stockholders, employees or agents.

                  (d) The date on which any particular representation, warranty or indemnification obligation of the Principal MODE Stockholders terminates shall be referred to herein and in the Escrow Agreement as the "Termination Date." If a notice of a claim is given in accordance with the notice provisions of this Agreement or the Escrow Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination
Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim. Neither Emcore nor the Principal MODE Stockholders shall have any obligation to indemnify or hold each other harmless with respect to any Damages resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Emcore, MODE or a MODE Principal Stockholder, as applicable, unless written notice of such claim is made pursuant to Section 7.2 hereof prior to the Termination Date.

                  (e) The representations and warranties of Emcore set forth in Article IV above (i) shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue for a period of six (6) months after the Closing Date and (ii) shall not be affected by any examination made for or on behalf of MODE, the MODE Stockholders, or their respective officers, directors, stockholders, employees or agents, or the knowledge of any of MODE, the MODE Stockholders, or their respective officers, directors, stockholders, employees or agents.

                  (f) Notwithstanding anything in this Agreement to the contrary, the Principal MODE Stockholders shall not be liable under this
Article VII unless and until the aggregate Damages (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement) to the Indemnified Persons incurred or suffered by them resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of MODE or the Principal MODE Stockholder contained in this Agreement or in the certificate delivered pursuant to Section 6.1(e) exceed $100,000 (at which point the Principal MODE Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $100,000). Except with respect to claims based on willful or intentional fraud, the obligations (in a claim for indemnification or otherwise) of the Principal MODE Stockholders to Emcore, the Surviving Corporation and the other Indemnified Persons for all Damages resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of MODE or the Principal MODE Stockholders shall be limited solely to the Escrow Shares.

                  (g) Notwithstanding anything in this Agreement to the contrary, Emcore shall not be liable under this Article VII unless and until the aggregate Damages (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement) to the Indemnified Persons exceed $100,000 (at which point Emcore shall become liable for the aggregate Damages, and not just amounts in excess of $100,000). Except with respect to claims based on willful or intentional fraud, the obligations (in a claim for indemnification or otherwise) of Emcore to the MODE Stockholders and the other Indemnified Persons for all Damages resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Emcore or the Acquisition Subsidiary shall be limited to $1,500,000, in the aggregate.

                  (h) The indemnification provisions of this Article VII shall be the sole and exclusive remedy of the Parties for breaches of the representations, warranties, covenants and agreements contained in this Agreement or relating to the transactions contemplated hereby, and each Party hereby waives any other statutory, equitable or common law remedy any Party would otherwise have for breach of this Agreement.


                                 ARTICLE VIII

                                  TERMINATION

         8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date only as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) Emcore may terminate this Agreement by giving written notice to MODE and the MODE Stockholders in the event that MODE or the MODE Stockholders are in breach, and MODE may terminate this Agreement by giving written notice to Emcore in the event Emcore is in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within 10 days of receipt of written notice thereof;

                  (c) Emcore may terminate this Agreement by giving written notice to MODE if the Effective Time shall not have occurred on or before December 10, 1997 by reason of the failure of any condition precedent under
Section 6.1 above (unless the failure results primarily from a breach by Emcore of any representation, warranty or covenant contained in this Agreement); and

                  (d) MODE may terminate this Agreement by giving written notice to Emcore if the Effective Time shall not have occurred on or before December 10, 1997 by reason of the failure of any condition precedent under
Section 6.2 above (unless the failure results primarily from a breach by MODE or MODE Stockholders of any representation, warranty or covenant contained in this Agreement).

         8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).


                                  ARTICLE IX

                                  DEFINITIONS


                  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                              Section
------------                                              -------

Accounts Receivable                                       2.14
Acquisition Subsidiary                                    Introduction
Affiliate                                                 2.13(a)(vi)
Agreement                                                 Introduction
Agreement Date                                            Introduction
Balance Sheet Date                                        2.5
Business Entity                                           2.8(c)
CERCLA                                                    2.30
Certificates                                              1.3(d)
Certificate of Merger                                     1.1
Closing                                                   1.2
Closing Date                                              1.2
Code                                                      2.8(c)
Conversion Ratio                                          1.5(a)
Damages                                                   7.1(a)
Delaware Law                                              1.1
Disclosure Schedule                                       Article II
Effective Time                                            1.1
Emcore                                                    Introduction
Emcore Common Stock                                       Preliminary Statement
Emcore Material Adverse Effect                            4.1
Emcore Option Plan                                        4.2

Defined Term                                              Section
------------                                              -------

Emcore Options                                            4.2
Emcore Warrants                                           4.2
Employees                                                 2.19(a)
Employee Benefit Plan                                     2.20(a)
Employment Agreement                                      6.1(f)
Environmental Law or Laws                                 2.30
ERISA                                                     2.20(a)
ERISA Affiliate                                           2.20(a)
Escrow Agreement                                          1.3(e)
Escrow Shares                                             1.5(c)
Exchange Act                                              4.6
Financial Statements                                      2.5
Fundamental Agreements                                    2.1(b) and 3.1(c)
GAAP                                                      2.5
Governmental Entity                                       2.3
Indemnified Persons                                       7.2(b)
Indemnifying Persons                                      7.2(b)
Initial Shares                                            1.5(c)
Intellectual Property                                     2.11(a)
Interim Financial Statements                              5.3
Merger                                                    1.1
Merger Shares                                             1.5(c)
MODE                                                      Introduction
MODE Common Stock                                         2.2
MODE Employee                                             5.18(a)
MODE Employees                                            5.15
MODE Series A Stock                                       2.2
MODE Series B Stock                                       2.2
MODE Material Adverse Effect                              2.6
MODE Preferred Stock                                      2.2
MODE Shares                                               1.3(d)
MODE Stock Option Plan                                    1.13(a)
MODE Stockholders                                         Preliminary Statement
Most Recent Balance Sheet                                 2.5
Options                                                   2.2
Ordinary Course of Business                               2.7
Parties                                                   Introduction
Permits                                                   2.22
Personal Property                                         2.9(c)
Principal MODE Stockholders                               Introduction
RCRA                                                      2.30
Registration Rights Agreement                             6.2(h)

Defined Term                                              Section
------------                                              -------

SEC                                                       4.6
SEC Documents                                             4.6
Securities Act                                            2.2
Security Interest                                         2.3
Surviving Corporation                                     1.1
Tax Returns                                               2.8(a)
Taxes                                                     2.8(a)
Termination Date                                          7.3(d)
Underlying MODE Common Stock                              1.5(a)
Vested Options                                            2.2
Warrants                                                  2.2

                                   ARTICLE X

                              GENERAL PROVISIONS

         10.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may, upon advice of counsel, make any public disclosure that it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns except for current or former directors and officers of MODE who shall be third party beneficiaries of the covenant set forth in Section 5.17.

         10.3 Entire Agreement. The Fundamental Agreements and the exhibits and schedules attached thereto, together with that certain Mutual Nondisclosure Agreement, dated September 19, 1997, by and between Emcore and MODE, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of the Fundamental Agreements.

         10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, provided that the Surviving Corporation may assign its rights, interests and/or obligations under this Agreement to Emcore.

         10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  If MODE:                                             Copy to:

  MicroOptical Devices, Inc.               Vinson & Elkins L.L.P.
  5601-C Midway Park                       1001 Fannin Street
  Albuquerque, NM  87109                   Suite 2300
  Attention:  President                    Houston, TX  77002-6760
                                           Attention:  Keith R. Fullenweider


  If to the Principal MODE Stockholders:               Copy to:

  Robert Bryan                             Vinson & Elkins L.L.P.
  4701 Winnetka Ct, NE                     1001 Fannin Street
  Albuquerque, NM  87111                   Suite 2300
                                           Houston, TX  77002-6760
  Thomas Brennan                           Attention:  Keith R. Fullenweider
  1340 Douglas MacArthur Road, NW
  Albuquerque, NM  87107


  If to Emcore or the Acquisition
  Subsidiary:                                          Copy to:

  Emcore Corporation                       Brobeck, Phleger & Harrison LLP
  394 Elizabeth Avenue                     1633 Broadway
  Somerset, NJ 08873                       47th Floor
  Attention: Reuben F. Richards, Jr.       New York, NY 10019
                                                  Attention: Ellen B. Corenswet
                                                                Babak Yaghmaie



Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         10.8 Governing Law. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof; provided, however, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate governance of any of the parties hereto shall be the law of their respective jurisdictions of incorporation.

         10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         10.11 Expenses. Each of Emcore and MODE shall bear their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

         10.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         10.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



                    [SIGNATURES ARE ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

                                 EMCORE CORPORATION


                                 By:   /s/ Reuben F. Richards, Jr.
                                       ----------------------------------------
                                       Reuben F. Richards, Jr., President


                                 EMKR ACQUISITION
                                   CORPORATION


                                 By:   /s/ Reuben F. Richards, Jr.
                                       ----------------------------------------
                                       Reuben F. Richards, Jr., President


                                 MICROOPTICAL DEVICES, INC.



                                 By:   /s/ William B. Patton, Jr.
                                       ----------------------------------------
                                       Name: William B. Patton, Jr.
                                       Title: Chairman


                                       /s/ Robert Bryan
                                       ---------------------------------------
                                       Name:  Robert Bryan
                                       Title:  Co-President


                                       /s/ Thomas Brennan
                                       ---------------------------------------
                                       Name:  Thomas Brennan
                                       Title:  Co-President

                                 PRINCIPAL MODE STOCKHOLDERS:


                                       /s/ Robert Bryan
                                       ------------------------------------
                                       Robert Bryan

                                       /s/ Thomas Brennan
                                       ------------------------------------
                                       Thomas Brennan

                                  SCHEDULE I

                      LIST OF PRINCIPAL MODE STOCKHOLDERS

Robert Bryan, Ph.D.
Thomas Brennan

                                  SCHEDULE II


                                Merger Shares1


-------------------------------------------------------------------------------------------------------------------
                                   Number of Initial            Number of Escrow            Number of Merger
            Name                        Shares                       Shares                      Shares
-------------------------------------------------------------------------------------------------------------------
Richard L. Hardison                           2,658                      0                        2,658
Robert Bryan                                214,688                 11,299                      225,987
Thomas M. Brennan                           214,688                 11,299                      225,987
William B. Patton, Jr.                       86,850                      0                       86,850
ARCH Venture Fund II, L.P.                  329,701                      0                      329,701
AM Fund I, L.P.                             104,034                      0                      104,034
Murphree New Mexico                         173,391                      0                      173,391
 Investors I, L.C.
AMP, Inc.                                   184,951                      0                      184,951
Shelby Private Placement                     46,238                      0                       46,238
 Group (MODE), LLC
Falcon Technology                            23,118                      0                       23,118
 Partners II, L.P.
Harvey B. Cash                                5,779                      0                        5,779
BDM International, Inc.                      26,586                      0                       26,586
Clinton W. Bybee                             26,586                      0                       26,586
------------------------                  ----------                -------                   ----------
Totals                                    1,439,268                 22,598                    1,461,866



---------
1 Does not include issued and outstanding warrants or options.

                                 SCHEDULE III


Tom Brennan
Rob Bryan
Marcia Salazar
Monty Seitz
Bill Leasure
Tim Cockerill
Diane Barney
Mike Favaro
Ying Gao
Pat Glarborg
John Joseph
Rich Carson
Tom Probst
Gary Oppedahl
Eddie Zamora
Scott Brooks
Kevin Lear
Randy Hickman

                                  SCHEDULE IV


                             NONCOMPETION,
                              CONFIDENTIAL                    CONFIDENTIAL
                            INFORMATION AND                 INFORMATION AND
                               INVENTIONS                      INVENTIONS
NAME                           AGREEMENT                       AGREEMENT
----                           ---------                       ---------

Tom Brennan                        X
Rob Bryan                          X
Bill Leasure                       X
Tim Cockerill                      X
Mike Favaro                        X
Rich Carson                        X
Gary Oppedahl                      X
Kevin Lear                         X

Marcia Salazar
Monty Seitz                                                        X
Diane Barney                                                       X
Ying Gao                                                           X
Pat Glarborg                                                       X
John Joseph                                                        X
Tom Probst                                                         X
Eddie Zamora                                                       X
Scott Brooks                                                       X
Randy Hickman                                                      X
                                                                   X